Exhibit 23.5


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Amendment No. 2 to Registration Statement and related Consent Solicitation/Prospectus of Franklin Street Properties Corp. for the registration of up to 10,894,994 shares of its common stock and to the use therein of (i) our reports dated January 23, 2004, with respect to the audited financial statements of FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp., and FSP Royal Ridge Corp. filed pursuant to Rule 3-05 of Regulation S-X, each of which appear therein and are included in the Registrant's Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on August 31, 2004 and in the Registrant's Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on or about the date hereof, and (ii) our reports dated February 28, 2004, with respect to the financial statements of FSP Addison Circle Corp., FSP Collins Crossing Corp., FSP Montague Business Center Corp. and FSP Royal Ridge Corp., included in the Registrant's Current Report on Form 8-K dated and filed with the Securities and Exchange Commission on August 30, 2004.


/s/ Braver and Company, P.C.
Braver and Company, P.C.
Newton, Massachusetts
November 17, 2004